Exhibit 1.A.(5)(i)

                         Accidental Death Benefit Rider

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                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                               ( A STOCK COMPANY)

                      Home Office: Los Angeles, California
                   Administrative Office: Clearwater, Florida

                         ACCIDENTAL DEATH BENEFIT RIDER

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IN THIS RIDER, the Insured is named on Page 4 of the Policy. The Insured will be referred to as YOU or YOUR. Transamerica Occidental Life Insurance Company will be referred to as WE, OUR or US.

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BENEFIT                          We will pay the ADB Amount of this Rider as
                                 shown on Page 4 of the Policy when We receive due proof that Your death:

                                 1. resulted from bodily injuries effected directly and independently of all other causes through external, violent and accidental means; and
                                 2. occurred within 90 days from the date of accident causing such injuries; and
                                 3.       occurred while this Rider was In
                                          Force.

RISKS NOT COVERED                The benefit provided by this Rider is not
                                 payable if Your death results from any of the following:

                                 1. Bodily injuries of which there is no visible contusion or wound on the exterior of the body, except in case of drowning or internal injuries revealed by autopsy;
                                 2. Suicide or self-destruction while sane or insane;
                                 3.       Disease or bodily or mental infirmity;
                                 4. Bodily injury sustained as a result of war, whether declared or not, riot or insurrection;
                                 5.       Bodily injury sustained while
                                          operating, riding in, or descending
                                          from any kind of aircraft if You are:

                                          a)       a pilot, officer, or member
                                                   of a crew; or
                                          b)       being flown for the purpose
                                                   of descent from such aircraft
                                                   while in flight; or
                                          c)       giving or receiving any kind
                                                   of training or instruction;
                                                   or
                                          d)       having any duties aboard such
                                                   aircraft.

                                 6.       Bodily injuries sustained while
                                          participating in or attempting to
                                          commit an assault or felony;
                                 7. Any poison, gas or fumes voluntarily administered, absorbed or inhaled.

CONSIDERATION                    This Rider is issued in consideration of:

                                 1.       the application for this Rider; and
                                 2.       the payment of the initial premium.

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TERMINATION                      This Rider will terminate on the earliest of:

                                 1.       the Anniversary nearest Your 70th
                                          birthday;
                                 2.       the date this Policy terminates;
                                 3. the Monthiversary on which this Rider is terminated on written request by the Owner.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value.

                                 We reserve the right and opportunity to:

                                 1. investigate the circumstances of Your death; and
                                 2.       examine Your body upon death; and
                                 3.       have an autopsy performed, unless
                                          prohibited by law.

                                 The monthly deduction for this Rider, for each of the first 12 policy months, is shown on Page 4 of the Policy. Monthly deductions after the first policy year will not exceed the rates shown below adjusted by the rating factor for this coverage.

                                          Issue            Monthly Rate
                                           Age         per $1,000 ADB Amount
                                           ---         ---------------------
                                          15-40               $ .10
                                          41-45                 .11
                                          46-50                 .12
                                          51-55                 .13
                                          56-59                 .15

EFFECTIVE DATE                   This Rider becomes effective on the same date
                                 as the Policy unless a later date is shown here.


                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                              /s/ JAMES W. DEDERER
                                    Secretary